Exhibit 10.5
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into effective as of __________, 2007, by and between ______________ _____________ (the “Executive”) and Covad Communications Group, Inc. (“Parent”) and its Subsidiaries (collectively the “Company”).
     Section 1. RECITALS.
     A. It is expected that Parent from time to time will consider the possibility of acquisition by another entity, or that a change in control may otherwise occur with or without the approval of Parent’s Board of Directors (the “Board”). The Compensation Committee of the Board (the “Committee”) recognizes that such consideration can be a distraction to the Executive, an executive officer of the Company, and can cause the Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of Parent and its shareholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of Parent.
     B. The Committee believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his or her employment with the Company and to motivate the Executive to maximize the value of Parent upon a Change of Control.
     C. The Committee believes that it is imperative to provide the Executive with certain benefits under certain circumstances in connection with a Change of Control, which benefits are intended to provide the Executive with financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     D. To accomplish the foregoing objectives, the Committee has directed the Company, upon execution of this Agreement by the Executive, to agree to the terms provided in this Agreement.
     Section 2. AGREEMENT. In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:
     A. Term of Agreement. This Agreement shall terminate upon the earlier of: (a) the termination of Executive’s employment for any reason prior to, and not in connection with, a Change of Control; (b) September 7, 2009; or (c) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. Notwithstanding the foregoing, in the event a Change in Control occurs during the original or any extended term of this Agreement, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

     B. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, including (without limitation) any termination prior to, and not in connection with, a Change of Control, the Executive shall not be entitled to any payments or benefits, other than as provided by this Agreement, or as may otherwise be available in accordance with applicable law and the terms of the Company’s established employee plans and written policies at the time of termination.
     C. Separation Benefits Upon Certain Events Following Change of Control. If: (1) the Executive’s employment is terminated (an “Involuntary Termination”) by the surviving entity without Cause (as defined below) during the twenty-four (24) month period following a Change of Control (the “Protected Period”); (2) the Executive resigns under circumstances that constitute a Resignation for Good Reason (as defined below) during the Protected Period; or (3) the Company or a successor company repudiates or breaches any material provision of this Agreement, Executive shall be entitled to the following separation benefits:
          1. Stock Options and Restricted Stock. The terms of the 1997 Stock Plan, 2003 Employee Stock Purchase Plan and 2007 Equity Incentive Plan and the terms of any agreement with respect to stock options, restricted stock or other equity compensation held by Executive shall govern such equity compensation and are incorporated herein by reference.
          2. Severance Pay. Executive shall be entitled to receive within sixty (60) days following the termination of Executive’s employment, an amount (less any severance pay to which the Executive would be eligible to receive under any severance plan or agreement in effect) equal to the sum of (a) two (2) times Executive’s annualized rate of Base Salary in effect ninety (90) days prior to the Effective Date of a Change in Control (b) two (2) times Executive’s annual targeted amount under the Company’s short and/or long-term cash incentive programs, as such opportunities exist ninety (90) days prior to the Effective Date of a Change of Control, subject to all applicable taxes, adjusted as follows: If the total sum of (a) and (b) is equal to or over 120% of three times Executive’s “base amount” determined for purposes of IRC Section 280G, Executive will receive a gross up for taxes imposed on Executive pursuant to IRC Section 4999 at the same time the payments subject to IRC Section 4999 excise taxes are paid or, in the event that additional excise taxes on such payments are assessed by the Internal Revenue Service (“IRS”), by the end of Executive’s year following Executive’s year in which Executive remits the IRC section 4999 taxes to the IRS; if the total sum of (a) and (b) is less than 120% of three times the Executive’s “base amount” determined for purposes of IRC Section 280G, the amount payable under this Agreement is capped at an amount such that the aggregate present value of all “parachute payments” (computed as of the date of the Change of Control) equals 2.99 times Executive’s “base amount” determined for purposes of IRC Section 280G, and there shall be no gross up for taxes imposed on the executive pursuant to IRC Section 4999.
          3. COBRA Continuation Coverage. Executive’s existing coverage under the Company’s group health plan (and, if applicable, the existing group health coverage for his or her eligible dependents) will end on the last day of the month in which his or her employment terminates. Executive and his or her eligible dependents may then be eligible to elect temporary continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive and his or her eligible dependents will be provided with a COBRA election form and notice which describe his or her rights to continuation coverage under COBRA. If Executive is eligible for severance benefits under this Agreement at the time of the termination of employment and Executive timely elects COBRA continuation coverage, then the Company will pay for COBRA coverage for him or her and, if applicable, his or her eligible dependents for two (2) years; provided that such payments shall not include COBRA coverage with respect to the Company’s Section 125 health care reimbursement plan. To comply with IRC Section 409A, this coverage will be provided in a manner that precludes benefits provided in one calendar year from affecting the amount of benefits available in another calendar year. If after eighteen (18) months or any other time prior to the expiration of two (2) years, the Executive (and his or her eligible dependents) are no longer eligible for COBRA (or CalCOBRA) coverage, Executive will be paid a monthly amount equal to the amount the Company properly paid for his or her COBRA coverage for the last month of COBRA (or CalCOBRA) coverage, and no more, for the remainder of the two (2) year period. Notwithstanding the foregoing, if at anytime prior to the exhaustion of the two (2) years, Executive commences employment with an employer that offers health benefits substantially equal to or better than the health benefit coverage offered by Company to him or her pursuant to COBRA, as determined by the Company, whether or not Executive elects to receive such other health benefits, the payment by the Company of the COBRA coverage cost will terminate as of his or her commencement of such employment. After such period of Company-paid COBRA coverage, Executive (and, if applicable, his or her eligible dependents) may continue COBRA coverage at his or her own expense in accordance with COBRA (or CalCOBRA). No provision of this Agreement will affect the continuation coverage rules under COBRA. Therefore, the period during which Executive must elect to continue the Company’s group health plan coverage under COBRA, the length of time during which COBRA coverage will be made available to him or her, and all his or her other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of this Agreement. Any such election is Executive’s responsibility, not the Company’s.
          4. Other Terminations. The Executive shall not be entitled to receive any benefits under this Agreement in the event the Executive’s employment terminates: (1) for any reason other than those described in Section 2.C.; (2) prior to, and not in connection with, the occurrence of a Change of Control; (3) for Cause; or (4) after the Protected Period.
          5. Execution of Release of Claims. As a condition precedent to any Company obligation to Executive pursuant to Section 2.C., Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Executive pursuant to Section 2.C. unless and until the release agreement contemplated by this Section 2.C.5 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations. The Executive agrees that the general release agreement will require, among other things, that the Executive acknowledge, as a condition to the payment of any benefits under Section 2.C. that such payments shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment, not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

          6. Section 409A. Notwithstanding any other provision of this Agreement, any payment hereunder that is subject to IRC Section 409A(a)(2)(B)(i) shall not be made before the date that is six months after the date of Executive’s separation from service or, if earlier, the date of death. To the extent that this Agreement or any plan, program or award of the Company in which the Executive participates or which has been or is granted by the Company to the Executive, as applicable, is subject to Section 409A, the Company and the Executive agree that the terms and conditions of this Agreement and such other plan, program or award shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to avoid the imputation of any tax, penalty or interest under Section 409A.
     Section 3. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:
     A. “1934 Act”: the Securities Exchange Act of 1934, as amended, and the regulations thereunder.
     B. “Base Salary”: the salary of record paid to the Executive by the Company as annual salary excluding amounts received under incentive or other bonus plans.
     C. “Beneficial Owner”: as defined in Rule 13d-3 of the SEC under the 1934 Act.
     D. “Cause”: defined as any of the following: (i) conviction of any felony which includes as an element of the crime a premeditated intent to commit the act, (ii) any serious misconduct in the course of employment or material violation of the Company’s Code of Conduct or Employee Guide; (iii) habitual neglect of Executive’s duties (other than on account of “disability”, as defined below) which materially adversely affects the performance of Executive’s duties and continues for thirty (30) days following Executive’s receipt of notice from the Company, which specifically identifies the nature of the habitual neglect and the duties that are materially adversely affected and states that, if not cured, such habitual neglect constitutes grounds for the termination of employment; except that Cause shall not mean: (1) bad judgment or negligence unless it materially adversely affects the performance of Employee’s duties and continues for thirty (30) days following Employee’s receipt of the notice described in Section 3.C.(iii); (2) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company (without intent to gain, directly or indirectly, a profit to which Executive was not legally entitled); (3) any act or omission with respect to which a determination could properly have been made by the Company that Executive met the applicable standard of conduct for indemnification or reimbursement under such employer’s by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or (4) any act or omission with respect to which notice of termination is given more than twelve (12) months after the earliest date on which any member of the Committee, not a party to the act or omission, knew or should have known of such act or omission. “Cause” for purposes of this Agreement shall also mean Executive’s death or “disability”, which is defined as any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six (6) months and can be expected to be permanent or of indefinite duration, and that renders Executive unable to perform the essential functions of his or her job even with reasonable accommodation.

     E. “Change of Control”: shall include the occurrence of any of the following events:
          1. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the total voting power represented by the Parent’s then outstanding voting securities; or
          2. A change in the composition of the Board of Directors of Parent occurring within a two-year period as a result of which fewer than a majority of the directors are “Incumbent Directors.” “Incumbent Directors” shall mean directors who either (A) are directors of the Parent as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Parent in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination; or
          3. The consummation of (A) a merger or consolidation of Parent with any other entity, other than a merger or consolidation which would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls Parent or such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Parent or such surviving entity or the entity that controls Parent or such surviving entity outstanding immediately after such merger or consolidation, or (B) the sale or disposition by Parent of all or substantially all Parent’s assets; or
          4. The shareholders approve a plan of complete liquidation of Parent.
     F. “Code”: the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     G. “Effective Date”: means the first date on which a Change of Control occurs during the Agreement Term. Despite anything in this Agreement to the contrary, if the Company terminates Executive’s employment before the date of a Change of Control, and if Executive reasonably demonstrates that such termination of employment (a) was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or (b) otherwise arose in anticipation of the Change of Control, then “Effective Date” shall mean the date immediately before the date of such termination of employment.
     H. “Resignation For Good Reason”: shall mean, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with the terms of this Agreement, Executive’s resignation as a result of and within 360 days of the initial existence of one of the following:

          1. A material diminution in Executive’s reporting requirements, responsibilities, authority or duties held by, exercised by and assigned to him or her at any time during the 90-day period immediately before the Effective Date of the Change of Control;
          2. Executive is requested to principally perform services at a location more than 40 miles from the location where Executive was performing them during the 90-day period immediately before the Effective Date of the Change of Control;
          3. A reduction of ten percent (10%) or more in Executive’s Base Salary, other than a reduction implemented with his or her consent or a reduction that is equivalent to a reduction in Base Salary imposed on peer executives of Parent (if Executive is an employee of Company) or a Subsidiary (if Executive is an employee of a Subsidiary); or
          4. A significant reduction by the Company of the Executive’s aggregate incentive opportunities under the Company’s short and/or long-term incentive programs, as such opportunities exist ninety (90) days prior to the Change of Control, which results in a material negative change in overall compensation.
provided, however, that in all cases described above, Executive must give the Company notice of the existence of the conditions constituting Good Reason within ninety (90) days of the initial condition occurring and the Company must be provided a period of at least thirty (30) days during which it may remedy the condition.
     I. “SEC”: the Securities and Exchange Commission.
     J. “Subsidiary” or “Subsidiaries”: any corporation as defined in Section 424(f) of the Code with the Company being treated as the employer corporation for purposes of this definition, and any partnership or limited liability company in which Parentor any Subsidiary has a direct or indirect interest (whether in the form of voting power or participation in profits or capital contribution) of 50% or more. The determination of Subsidiary status shall be made, in the case of a Change of Control, at the time of the occurrence of the event constituting a Change of Control; and in the case of an event relating to employment status or benefits, at the time such event occurs.
     K. “Voting Securities”: means securities of a corporation that are entitled to vote generally in the election of directors of such corporation.
     Section 4. NOTICE & ARBITRATION
     A. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Executive shall be addressed to the Executive at the home address that the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, 110 Rio Robles, San Jose, CA 95134, and all notices shall be directed to the attention of the Senior Vice President in charge of Human Resources.

     B. Arbitration and Dispute Resolution.
          1. In the event disputes arise between them (other than claims that Executive may have for workers’ compensation or unemployment insurance benefits, or claims based on any state or federal law that have been determined by the controlling judicial authority of appropriate jurisdiction not to be arbitrable pursuant to pre-dispute arbitration agreements such as this arbitration provision), both Parties will be bound by this arbitration clause which provides for final and binding arbitration for disputes arising out of or relating to Executive’s employment with the Company, the termination of Executive’s employment, and/or any agreements previously or hereafter entered into between Executive and the Company. The parties shall arbitrate such disputes under the most recently issued National Rules for the Resolution of Employment Disputes of the American Arbitration Association. All disputes shall be resolved by a single arbitrator, who shall be an attorney duly admitted to practice in California, selected by the Company and Executive. Notwithstanding the foregoing, unless otherwise prohibited by applicable law, each party retains the right to file, in a court of competent jurisdiction, an application for provisional injunctive and/or equitable relief in connection with a claim described above as subject to these arbitration provision, including any claims relevant to the application for provisional relief, and shall not be obligated to post a bond or other security in seeking such relief unless specifically required by law.
          2. Once the arbitration has commenced, both the Company and Executive shall have the right to conduct normal civil discovery, the extent and quantity of such shall be subject to the discretion of the selected arbitrator. The arbitrator shall have the exclusive authority to resolve any issues relating to the arbitrability of the dispute or the validity or interpretation of this arbitration provision, to rule on motions to dismiss and/or motions for summary judgment applying the standards governing such motions under the California Code of Civil Procedure, and shall be empowered to award either Party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated in court. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Costs shall be allocated such that Executive will not incur any costs other than that which would be incurred to file a civil action in the Superior Court for the State of California or other court with proper jurisdiction over the dispute.
          3. BOTH THE COMPANY AND EXECUTIVE EXPRESSLY WAIVE ANY RIGHT THAT EITHER PARTY HAS OR MAY HAVE TO A CIVIL JURY TRIAL. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE ANY SUCH DISPUTE. BOTH PARTIES AGREE THAT NO ACTION MAY BE BROUGHT IN COURT EXCEPT ACTIONS TO COMPEL ARBITRATION, TO OBTAIN THE DISMISSAL OF ACTIONS FILED IN COURT IN CONTRAVENTION OF THIS ARBITRATION AGREEMENT, OR TO SEEK PROVISIONAL RELIEF AS MAY BE ALLOWED BY STATE OR FEDERAL LAW.

          4. Although all claims arising between the parties are subject to arbitration, unless otherwise prohibited by applicable law, each party retains the right to file, in a court of competent jurisdiction, an application for provisional injunctive and/or equitable relief in connection with a claim relating to this Agreement, including any claims relevant to the application for provisional relief, and shall not be obligated to post a bond or other security in seeking such relief unless specifically required by law. Although a court may grant provisional injunctive and/or equitable relief, the arbitrator shall at all times retain the power to grant permanent injunctive relief, or any other final remedy.
     Section 5. MISCELLANEOUS PROVISIONS.
     A. Successors. Any successor to Parent (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Parent’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     B. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.
     C. Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     D. Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and/or concerning similar subject matter dated prior to the date of this Agreement, including but not limited to any Change of Control Agreement previously offered by the Company, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void; provided, however, that nothing in this Agreement is intended to supersede any Executive Severance Plan in effect on or after September 7, 2007.
     E. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.
     F. Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
     G. Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.
     H. No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.
     I. Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes unless otherwise expressly noted.
     J. Assignment by the Company. The Company may assign its rights under this Agreement to an affiliate (including a parent or subsidiary) without Executive’s consent, and an affiliate may assign its rights under this Agreement to another affiliate of the Company without Executive’s consent; provided, however, that no assignment shall be made if the book value of the assignee is less than the book value (as determined in accordance with Generally Accepted Accounting Principles) of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the entity that actually employs the Executive.
     K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Covad Communications Group, Inc.		[Executive]

By:

Charles Hoffman
President and Chief Executive Officer

Covad Communications Company

By:

Charles Hoffman
President and Chief Executive Officer